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                     SHOPKO STORES, INC. AND SUBSIDIARIES
               EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                      Year to Date as of                    Fiscal Years Ended
                                                ------------------------------------------------------------------------
                                                November 29,    November 30,    February 22,   February 24,  February 25,
                                                    1997            1996            1997           1996          1995
                                                 (40 Weeks)      (40 Weeks)      (52 Weeks)     (52 Weeks)    (52 Weeks)
                                                -------------------------------------------------------------------------
    Ratio of Earnings to Fixed Charges
    ----------------------------------
    COMPUTATION OF EARNINGS

1   Pretax Income                               $      38,410    $   33,954    $     74,022      $  63,140    $  62,418
2   Add previously capitalized interest
      amortized during the period                         423           421             548            540          503
3   Less interest capitalized during
      the period                                            0           128             128            249        1,309
                                                -------------    ----------    ------------      ---------    ---------
4   Total earnings (sum of lines 1 to 3)               38,833        34,247          74,442         63,431       61,612

    COMPUTATION OF FIXED CHARGES

5   Interest (1)                                       25,178        25,111          31,905         34,531       30,351
6   Interest factor in rental expense                   2,227         2,060           2,657          2,689        2,403
                                                -------------    ----------    ------------      ---------    ---------
7   Total fixed charges (sum of lines
      5 and 6)                                         27,405        27,171          34,562         37,220       32,754

8   TOTAL EARNINGS AND
      FIXED CHARGES (line 4
      plus line 7)                              $      66,238    $   61,418    $    109,004      $ 100,651    $  94,366
                                                =============    ==========    ============      =========    =========

9   Ratio (line 8 divided by line 7)                      2.4           2.3             3.2            2.7          2.9

(1) Includes capitalized interest